Results of Special Meeting of Shareholders of Strong Discovery Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Discovery Fund into the Wells Fargo Advantage Discovery Fund.


                For                  Against               Abstain

          4,518,362.083           208,405.514           113,218.806

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


                For                  Against               Abstain

          4,491,694.763           223,560.385           124,731.255

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


                For                  Against               Abstain

          4,481,099.104           226,992.449           131,894.850

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                  Against               Abstain

          4,839,986.403                -                      -